Exhibit 10.20

                        AMCAST INDUSTRIAL CORPORATION
                             INDUSTRIAL CORPORATION

                             STOCK OPTION AGREEMENT


         Amcast Industrial Corporation, an Ohio corporation (the "Company"), hereby grants, under and pursuant to the Agreement between the Optionee and the Company for Optionee to accept employment with the Company to

                  Samuel T. Rees                                  ("Optionee")
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Effective the 22nd day of August , 2001(the  "date of grant"),  for the purposes set forth in the Plan, the right and option to purchase 10,000, Ten Thousand Common Shares of the Company ("Shares") at the purchase price of $8.49 per Share (the "Option").

         The Option granted herein is granted subject to all the terms and conditions of the Agreement, including, but not limited to, the following provisions:

1. The Option shall expire at the close of business five years after the date of the date of Grant of the option shares unless sooner terminated or exercised pursuant to the terms of the Plan;

2. Pursuant to the Agreement, the option shares shall vest and become exercisable as follows: One year after the date of grant.

3. Optionee shall forfeit all right and interest in any unvested option shares if he is not employed by the Company on the vesting date,

4. The option may be exercised at any time up to five years following the date of grant of the option shares.

5. The Option may not be transferred, assigned, pledged, or hypothecated by the Optionee during his lifetime.


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6. In the event Optionee ceases to be employed by the Company or a subsidiary of the Company for any reason other than gross misconduct or death, the Option may be exercised within seven months after Optionee's termination of employment to the extent the Option was exercisable on the date of termination of employment. In the event Optionee dies while employed by the Company or a subsidiary of the Company or within three months after Optionee's termination of employment, the Option may be exercised within one year after the date of Optionee's death to the extent Optionee was entitled to exercise it on the date of Optionee's termination of employment by the person or persons (including the Optionee's estate) to whom Optionee's rights under the Option shall have passed by will or by the laws of descent and distribution. In the event Optionee ceases to be employed because of gross misconduct, the Option shall expire on the date of termination of Optionee's employment.

7. In the event of a Change of Control of the Company, as defined in the Change of Control Agreements between the Company and certain employees of the Company approved by the board on August 31, 2000, the Option shall vest immediately.

IN WITNESS WHEREOF, the Company has executed this Option as of the 22nd day of August 2001.


                          AMCAST INDUSTRIAL CORPORATION



                          By:      /s/ Byron O. Pond, Jr.
                             -------------------------------
                                Byron O. Pond, Jr.
                                President and Chief Executive Officer




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(CORPORATE SEAL)



Attest:


 /s/ Denis G. Daly
---------------------------
Secretary



                                             /s/ Samuel T. Rees
                                            -----------------------------
                                            Samuel T. Rees
                                            Optionee